SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): September 12, 2014

WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2529 Virginia Beach Blvd., Suite 200
Virginia Beach, VA 23452
Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 12, 2014, Wheeler Real Estate Investment Trust, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the several underwriters named therein (the “Underwriters”). Pursuant to the terms of the Underwriting Agreement, the Company agreed to sell, and the Underwriters agreed to purchase, subject to and on the conditions set forth therein, an aggregate 144,000 units (the “Units”), each of which consists of (a) five shares of the Company’s Series B Preferred Stock, without par value per share (the “Series B Preferred Stock”), and (b) six warrants (the “Warrants”) to purchase the Company’s common stock, $0.01 par value per share. The Company has also granted the Underwriters a 45-day option to purchase up to an additional 108,000 shares of the Company’s Series B Preferred Stock and 129,600 Warrants to cover over-allotments. The Company will receive, before expenses, proceeds in the amount of approximately $16,740,000 from the sale of the Units.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this current report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statement of businesses acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell company transactions.
Not Applicable.

(d)	Exhibits.

1.1	Executed Underwriting Agreement by Maxim Group, LLC and the Company.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer
Dated: September 12, 2014

EXHIBIT INDEX

Number	Description of Exhibit
1.1	Executed Underwriting Agreement by Maxim Group, LLC and the Company.